SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [ ] Filed by a Party other than the Registrant [ ] Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Definitive Proxy Statement [X] Definitive Additional Materials [ ] Soliciting Material Pursuant to Rule 14a-12	[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

EXAR CORPORATION
(Name of Registrant as Specified in its Charter)

GWA INVESTMENTS, LLC
GWA MASTER FUND, L.P.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount previously paid:
      (2) Form, Schedule or Registration Statement No.:
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      (4) Date Filed:

GWA Investments, LLC
55 South Lake Avenue, Suite 720
Pasadena, CA 91101

June 24, 2005

Via Facsimile 510-668-7001 and Express Mail

EXAR CORPORATION
48720 Kato Road
Fremont, California 94538

To the Board of Directors of Exar Corporation:

Mr. Donald L. Ciffone, Jr., Chairman	Dr. Roubik Gregorian, CEO
Mr. Raimon L. Conlisk, Vice Chairman	Mr. Ronald W. Guire, CFO
Mr. Thomas H. Werner, Director	Mr. Frank P. Carrubba, Director
Mr. Richard Previte, Director	Mr. John S. McFarlane, Director

Gentlemen:

We are disappointed with your press release of June 7, 2005. We believe that it conveys a less than candid impression to EXAR stockholders of the state of affairs between GWA and the EXAR Board of Directors. We believe that, in the spirit of full and candid communications with stockholders, your press release should also have noted the following:

o	On March 28, 2005, Mr. Leza and Mr. Adams provided biographical information to you as a part of our request that they be considered as nominees for the upcoming meeting.

o	On March 30, 2005, we requested that Exar confirm whether two or three board seats were up for election at the annual meeting.

o	On April 4, 2005, we again requested a meeting with the Nominating Committee to discuss our candidates to the Board.

o	On April 5, 2005, we received a letter from your outside legal counsel directing us to communicate, not with you, but with them; a disconcerting and telling first response to a stockholder attempting to do no more than exercise their democratic right to nominate directors.

June 24, 2005
Page Two

o	On April 12, 2005, we sent you a letter informing you that we do not intend to communicate with your outside counsel, as Exar’s Corporate Governance Principles state that the Chairman and CEO are responsible for communicating with shareholders.

o	On April 25, 2005, Mr. Leza and Mr. Adams traveled to EXAR’s offices and met with the members of EXAR’s Nominating Committee, Directors Conlisk and Previte, as well as Directors Dr. Gregorian and Mr. Guire. At that meeting, they presented their credentials and the strengths they thought they believed they could bring to the EXAR Board.

o	On April 27, 2005, Mr. Previte called and told Mr. Adams that, while no assurances could be given, the Board was willing to consider his nomination to the Board, but was not prepared to consider Mr. Leza. Mr. Adams advised Mr. Previte that Mr. Leza was highly qualified, and that if this was being offered as a “compromise” to prevent a proxy contest, we were not interested.

o	On April 28, 2005, Mr. Ciffone – though not a member of the Nominating Committee, nor an attendee at our earlier meeting in EXAR’s offices – called to advise Mr. Adams that the Board was not interested in the nomination of Mr. Leza, but that Mr. Adams would only be considered as a “possible” Board candidate.

o	On April 29, 2005, the Company issued a press release announcing the retention of Spencer Stuart & Associates to “...identify additional qualified board candidates...that can enhance the breadth and depth of the current Board.”

o	On April 29, 2005, we sent a letter to the Exar Board reiterating the willingness of Messrs. Leza and Adams to meet with the Board in order to participate in the nominating process, as well as proposing a compromise to expand the board to avoid the expense of a “costly” proxy contest.

o	On May 4, 2005, Mr. Conlisk sent Mr. Adams a letter inviting Mr. Leza and him to "...submit your application and resume materials to Richard Gostyla at Spencer Stuart..."

o	On May 10, 2005, we replied to Mr. Conlisk’s letter of May 4, in order to dispute certain assertions set forth in his letter. We also attached our previous correspondence so that he would have an accurate understanding of what actually transpired and what was actually stated in the letters he had been referring to. Again, we requested that the Nominating Committee tell us how many board seats were up for election this year. We have not yet received a response to this query.

June 24, 2005
Page Three

We believe it is misleading for you to say that we have “chosen to initiate a costly and disruptive proxy contest despite our invitation to work within the process,” when that process was very clearly announced four days after we met with the Nominating Committee and over two weeks after we initiated the proxy contest.

Also, we do not understand why you would choose to characterize our decision to exercise our rights as shareholders to nominate director candidates with such pejorative terms as “unfortunate,” “costly,” and “disruptive.” We believe such rights are a necessary and crucial part of good corporate governance.

Finally, as someone seeking to nominate candidates to the Board of Exar, and as a significant stockholder, we request answers to the following questions:

o	In the past, have you used Spencer Stuart or any other search firm to identify board candidates? Was any search firm used in the case of the recent additions to the Board of either Mr. Werner or Mr. McFarlane?

o	What are the terms of Spencer Stuart’s engagement and what, if any, parameters have they been given in connection with the conduct of their search?

o	What director or officer of the Company identified Spencer Stuart to the Nominating Committee as a candidate for this engagement and negotiated the terms of Spencer Stuart’s engagement?

o	Is it Spencer Stuart or the Nominating Committee who will be making the final selection of candidates?

In closing, it is our opinion that your press release, attacking our democratic right as a stockholder, speaks loudly of the Board’s point of view concerning corporate governance, shareholder involvement and shareholder democracy.

June 24, 2005
Page Four

For your reference, we are attaching the full set of correspondence to date between us and Exar.

Very truly yours,

GWA Investments, LLC

        By:    GWA Capital Partners, LLC

        By:    /s/ Guy W. Adams
                Guy W. Adams
                Its: Managing Member

Attachments

GWA Investments, LLC
55 South Lake Avenue, Suite 720
Pasadena, CA 91101

March 28, 2005

Hand Delivery

EXAR CORPORATION
48720 Kato Road
Fremont, California 94538

Attn: Corporate Governance and Nominating Committee
        Ramon L. Conlisk, Chairman

Dear Mr. Conlisk:

We write to you today in your capacity as the current Chairman of the Corporate Governance and Nominating Committee of EXAR CORPORATION, a Delaware corporation (the “Company”). We are currently the owners of 82,100 shares of common stock of the Company and our affiliate fund GWA Master Fund, LP owns 117,900 shares of common stock of the Company. We would like to recommend to your consideration for election or appointment to the Board of Directors Mr. Guy W. Adams and Mr. Richard L. Leza. The resumes of Messrs. Adams and Leza accompany this letter.

We believe that the election or appointment of Messrs. Adams and Leza would significantly enhance the Company’s Board of Directors and bring new strengths and a new perspective to it. Mr. Adams has experience as a director of Lone Star Steakhouse and Mercer International, and both companies enjoyed significant share appreciation during his tenure. Mr. Leza is an experienced business executive, with particular experience in the computer and technology sectors, a Board member of the Stanford Graduate School of Business Advisory Counsel, and a recognized business leader in this Nation’s Hispanic community.

Mr. Adams and Mr. Leza have advised us that they have the time and are committed to actively serving the Company as independent directors. Mr. Adams at the current time sits on only one public company board. Mr. Leza does not currently sit on any public company boards.

We note that your most recent proxy statement provides that you will consider the recommendations of stockholders holding no less than 5% of the Company’s outstanding common stock. However, we do not find any such limitation on the consideration of stockholder recommendations in the Company’s Bylaws, the Company’s Corporate Governance Principals or the Charter of the Corporate Governance and Nominating Committee. Accordingly, we are hopeful that the Committee will carefully consider our candidates.

We are supportive of adding Messrs. Adams and Leza to the existing six member Board of Directors. However, because we believe it is important that Messrs. Adams and Leza become members of the Board, we have today, by notice to the Company’s secretary, also formally nominated Messrs. Adams and Leza for election to the Company’s Board of Directors. It is our intention, if Messrs. Adams and Leza are not nominated as candidates by the Board of Directors or otherwise appointed to the Board of Directors, to support Messrs. Adams and Leza in opposition to such candidates as may be put forward by the Board of Directors. We are optimistic that our candidates will enjoy support from our fellow stockholders to secure positions on the Board.

We would very much appreciate an opportunity to meet with the Committee, and the other members of the Board of Directors to discuss the candidacy of Messrs. Adams and Leza. You can reach Mr. Adams at 626-486-0350 or via email at gadams@gwacap.com.

Thank you very much for your time and cooperation.

Very truly yours,

GWA Investments, LLC

        By:    GWA Capital Partners, LLC

        By:    /s/ Guy W. Adams
                Guy W. Adams
                Its: Managing Member

2

GWA Investments, LLC
55 South Lake Avenue, Suite 720
Pasadena, CA 91101

March 30, 2005

Via Facsimile 510-668-7001

EXAR CORPORATION
48720 Kato Road
Fremont, California 94538

Attn: Corporate Secretary

Dear Sir or Madam:

Reference is hereby made to our notice to you dated March 28, 2005 (the “Notice”) whereby we nominated Mr. Guy W. Adams and Mr. Richard L. Leza to the Board of Directors of EXAR CORPORATION, a Delaware corporation (the “Company”). Since delivery of the Notice it has come to our attention that the Company had added two additional members to the Board of Directors, Roubik Gregorian, the Company’s new President and CEO, and Thomas Werner, who was added to the Board on July 15, 2004 but was not mentioned in the Company’s Proxy Statement filed July 28, 2004 in violation of the requirements set forth in Regulation 14A of the General Rules and Regulations under the Securities Exchange Act of 1934. To the extent that the Company intends to nominate three or more directors at this year’s annual meeting (or any such earlier special meeting of stockholders at which directors are elected), we intend to nominate additional nominees for election to the Board of Directors at such meeting.

Please contact me immediately via telephone at (626) 486-0350, or via email at gadams@gwacap.com, and confirm whether or not the Company will be nominating three or more directors for election at the next annual meeting (or any such earlier special meeting of stockholders at which directors are elected) to serve on the Board. If that is the case, we will promptly send you a notice nominating an additional nominee to serve on the Board. Such notice will include the information required by the Company’s bylaws regarding us and such nominee.

Thank you for your time and cooperation.

Very truly yours,

GWA Investments, LLC

        By:    GWA Capital Partners, LLC

        By:    /s/ Guy W. Adams
                Guy W. Adams
                Its: Managing Member

GWA Investments, LLC
55 South Lake Avenue, Suite 720
Pasadena, CA 91101

April 4, 2005

Via Facsimile and Overnight Delivery

EXAR CORPORATION
48720 Kato Road
Fremont, California 94538

Attn:     Corporate Governance and Nominating Committee
             Ramon L. Conlisk, Chairman

Dear Mr. Conlisk:

        In our letter to you dated March 28, 2005 we recommended to your consideration for election or appointment to the Board of Directors, Mr. Guy W. Adams and Mr. Richard L. Leza. We are disappointed that, as of yet, we have received no response to our request to discuss such candidates with you and we hereby renew such request. We and our affiliates have now increased our investment in Exar to 225,000 shares and are formally requesting a meeting with the Board of Directors.

        We are available at the Board’s convenience for a meeting, at a location of your choosing, at any time between now and April 11, 2005. Please provide a reasonable amount of notice to make our travel plans. If it is not logistically possible for the entire board to coordinate such a meeting, we would be pleased to meet with a duly authorized subset or committee of the Directors.

        As we are a stockholder seeking to meet with the directors of our Company to discuss our nominees, we would assume that this meeting would not be attended by any members of management who are not currently directors, or by any outside attorneys. We would also assume that the meeting would be attended by at least one or more directors who are not themselves going to be running for election at the upcoming annual meeting of stockholders. Please confirm that our assumptions are correct.

        As a holder of 225,000 shares, we believe we have significant common ground with you. Like you, we seek only to increase stockholder values. Like you, we do not want to see our Company incur significant legal expense trying to sort out matters of stockholder representation on the Board of our Company. Like you, we do not want to see sudden or ill-conceived change brought to our Company. As our candidates are accomplished, highly qualified, and would only comprise a minority of the Board, we see our role as bringing a new and additional perspective to the Company. Accordingly, we hope that you will give our candidates due consideration.

        We look forward to hearing from you in the immediate future and thank you in advance for your time and cooperation.

Very truly yours,

GWA Investments, LLC

        By:    GWA Capital Partners, LLC

        By:    /s/ Guy W. Adams
                Guy W. Adams
                Its: Managing Member

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Phone 650.493.9300
Fax 650.493.6811
www.wsgr.com

April 5, 2005

Via Email and Overnight Delivery

GWA Investments, LLC
55 South Lake Avenue
Suite 720
Pasadena, CA 91101

      Re: Letters concerning Nomination of Director Candidates

Dear Mr. Adams:

        This letter is to inform you that our client, Exar Corporation, has received your letters dated March 28, 2005, March 30, 2005 and April 4, 2005 concerning your nomination of director candidates. The Board of Directors of Exar will be meeting in the near future and will discuss the information provided in your correspondence.

        In the interim, if there is any other information that you would like to convey to the Board, please send such information to the attention of Matthew Sonsini, Esq. of our firm at 650 Page Mill Road, Palo Alto, CA 94304; facsimile number 650-493-6811.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ David J. Berger
David J. Berger

cc:	Board of Directors of Exar
Thomas Melendrez, General Counsel, Vice President Business Development and Secretary of Exar
Matthew Sonsini, Esq.

GWA Investments, LLC
55 South Lake Avenue, Suite 720
Pasadena, CA 91101

April 12, 2005

Via Facsimile 510-668-7001 and Express Mail

EXAR CORPORATION
48720 Kato Road
Fremont, California 94538

To the Board of Directors of Exar Corporation:

Mr. Donald L. Ciffone, Jr., Chairman	Dr. Roubik Gregorian, CEO
Mr. Raimon L. Conlisk, Vice Chairman	Mr. Ronald W. Guire, CFO
Mr. Thomas H. Werner, Director	Mr. Frank P. Carrubba, Director
Mr. Richard Previte, Director	Mr. John S. McFarlane, Director

Gentlemen:

We are in receipt of a letter dated April 5, 2005 from your attorneys, informing us that all further contact on our part with you should take place through Mr. David J. Berger or Mr. Matthew Sonsini at the good offices of Wilson Sonsini Goodrich & Rosati.

We are disappointed that you have sought to insulate yourselves by placing an expensive law firm between yourself and a concerned shareholder.

We and our affiliates are shareholders of Exar. As such, we are simply seeking to exercise our democratic rights to nominate candidates for election to our Board and to engage in a meaningful dialogue with you about those candidates and why we think their addition to our Board would be in the best interests of our Company and our fellow shareholders. We have appropriately directed our nominee information and request for a meeting to our Company Secretary and Nominating Committee, as provided in the Company’s By-Laws and Nominating Committee Charter. Accordingly, we are disappointed that you have apparently adopted such a confrontational and adversarial approach to shareholder communications.

We wish to note that this decision to involve your outside legal counsel is particularly disappointing in that it seems to violate the spirit of the Board’s Corporate Governance Principles, which states:

“The Chairman and CEO is responsible for establishing effective communication with the Company’s stakeholders groups, i.e. shareholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners.”

We do not believe that “effective communication” is achieved by engaging a high-priced litigator like Mr. Berger. We are not sure why the board would choose to abandon its own Corporate Governance Principles, and rely upon an expensive law firm to communicate with its shareholders.

Please be advised that we do not intend to communicate, now or in the future, with Wilson Sonsini or any other law firm. Rather, we intend to continue to communicate directly with our elected representatives.

In response to our nominating letter, the Board and the Management of Exar have reacted by spending shareholder funds to hire an outside law firm. As a result of your actions, we must insist that all correspondence directed to us by such counsel be henceforward sent not to us, but to our counsel: Mr. Patrick J. Dooley, Esq. at Akin Gump Strauss Hauer & Feld LLP in New York and Mr. John B. Quinn, Esq. at Quinn Emanuel Urquhart Oliver & Hedges, LLP in Los Angeles. We are, however, happy to hear directly from the officers and directors of our Company.

Secondly, we must express our disappointment that you – the Board of Exar – have rebuffed our efforts to meet with our two nominees in a timely manner, nor did you give us any indication of a date you were willing to meet in the future. We can only interpret the above behavior to mean that you have decided to insulate yourself from this shareholder, that you are contemplating a “legal solution,” and that you have no intention of having a meaningful meeting in the near term.

As a result, you have given us no alternative but to file our proxy with the Securities and Exchange Commission as soon as possible. If you will not listen to our concerns, then we will be forced to take our case directly to our fellow shareholders.

We hope to hear from you in the near future.

Very truly yours,

GWA Investments, LLC

        By:    GWA Capital Partners, LLC

        By:    /s/ Guy W. Adams
                Guy W. Adams
                Its: Managing Member

cc:	Patrick Dooley, Esq.
John B. Quinn, Esq.

GWA Investments, LLC
55 South Lake Avenue, Suite 720
Pasadena, CA 91101

April 29, 2005

Via Facsimile 510-668-7001 and Express Mail

EXAR CORPORATION
48720 Kato Road
Fremont, California 94538

To the Board of Directors of Exar Corporation:

Mr. Donald L. Ciffone, Jr., Chairman	Dr. Roubik Gregorian, CEO
Mr. Raimon L. Conlisk, Vice Chairman	Mr. Ronald W. Guire, CFO
Mr. Thomas H. Werner, Director	Mr. Frank P. Carrubba, Director
Mr. Richard Previte, Director	Mr. John S. McFarlane, Director

Gentlemen:

RE: Discussions with Mr. Previte and Mr. Ciffone

I wish to confirm my conversations with Mr. Previte and Mr. Ciffone on April 27th and April 28th, respectively.

Mr. Ciffone stated, in his capacity as Chairman and purportedly speaking on behalf of the entire Board of Exar, that the Board would consider interviewing me for consideration as a “possible” candidate to the Board, replacing Mr. Conlisk. He further stated, however, that the board would not consider Mr. Leza for candidacy to the Board of Directors. At no time did Mr. Ciffone state any reason for his, and apparently the Board’s, view that while I “might” be qualified, Mr. Leza was not.

In my discussion with Mr. Previte on the previous day, I had made it clear that while Mr. Leza and I would be happy to meet with the Board for any such interviews they wished, I would not consider withdrawing Mr. Leza as a nominee, simply to avoid a proxy contest with the incumbent Board.

April 29, 2005
Page Two

Let me make myself perfectly clear, I am not interested in simply getting one seat on the EXAR Board. I am not looking for employment, board fees or stock options. I am interested in seeing the value of the shares held by my GWA Funds and, indeed, the shares held by all EXAR shareholders appreciate in value. I think that this goal would be best achieved by adding both Mr. Leza and myself to the Board.

However, in the same spirit of compromise as demonstrated by Mr. Previt, I indicated my willingness to cooperate with the Board in a manner that would not require the displacement of any of the remaining directors, by suggesting to Mr. Previte that the Board be expanded to nine directors. Such expansion would allow both Mr. Leza and me to be nominated and stand for election at the upcoming annual meeting while retaining ALL the remaining board members. I was hopeful that this approach would be acceptable to you, so as to avoid the cost and expense of a proxy contest. Indeed, Mr. Previt shared with me his personal view that my suggestion was a reasonable one.

I hope that Mr. Ciffone has mischaracterized the will of the Directors and that he does not speak for the rest of you on this matter. If he has mischaracterized your will, then I remain hopeful that the Board will meet with Mr. Leza and me, and consider in good faith our candidacy. If he has not mischaracterized your will, then we will look forward to seeing you at our next Annual Meeting of Shareholders.

Thank you for your time and cooperation.

Very truly yours,

GWA Investments, LLC

        By:    GWA Capital Partners, LLC

        By:    /s/ Guy W. Adams
                Guy W. Adams
                Its: Managing Member

EXAR Corporation
48720 Kato Road
Fremont, CA 94538
510/668-7000
FAX 510/668-7001

Via: Federal Express and
Facsimile: 213-947-1291

GWA Investments, LLC
55 South Lake Avenue, Suite 720
Pasadena, CA 91101

May 4, 2005

Dear Mr. Adams:

The Board of Directors of Exar Corporation has read and discussed your letter dated April 29, 2005. We appreciate your correspondence and as you know wish to protect our shareholders from a costly and distracting proxy contest.

As I believe you know, on April 29th we announced that the Board of Directors retained Spencer Stuart & Associates to identify additional qualified candidates for the company’s Board. We are looking for experienced, proven business leaders with relevant industry expertise that can enhance the breadth and depth of the current Board. If you would like to participate as a candidate in the search process we invite you to submit your application and resume materials to Richard Gostyla at Spencer Stuart: 2988 Campus Drive, 3rd Floor, San Mateo, CA 94403.

That aside, please let us reiterate where we stand. On behalf of the entire Board, the independent directors from our Nominating Committee, including myself, met separately with both you and Mr. Leza to discuss GWA’s interest in Exar. Following this meeting, we invited you (initially by Mr. Previte and again by Mr. Ciffone, both acting on behalf of the Board) to go through the Board’s established nomination process, including a meeting with the Company’s full Board of Directors, to consider whether you should be nominated as a director of the Company. Unfortunately, you declined to participate in the Board’s evaluation process, and instead insisted that you be given the immediate right to designate Mr. Leza and yourself to the Exar Board.

We hope that you will reconsider this decision and urge you, Mr. Leza, or anyone else you feel is qualified, to contact Richard Gostyla, who is leading the search at Spencer Stuart, to provide him with the required information.

Sincerely,

/s/ Raimon L. Conlisk

Raimon L. Conlisk
Lead Independent Director and
Chair of the Nominating Committee

GWA Investments, LLC
55 South Lake Avenue, Suite 720
Pasadena, CA 91101

May 10, 2005

Via Facsimile 510-668-7001

EXAR CORPORATION
48720 Kato Road
Fremont, California 94538

Attn:      Corporate Governance and Nominating Committee
               Raimon L. Conlisk, Chairman

Dear Mr. Conlisk:

We are in receipt of your letter dated May 4, 2005 and are writing to set the record straight. As you were not a part of the conversations you refer to between myself and Messrs. Previte and Ciffone, we refer you to the letter we sent you (and the rest of the Board) dated April 29, 2005. (We are enclosing a copy of that letter to help refresh your memory.)

In summary:

o	Messrs. Previte and Ciffone stated they would only consider interviewing myself as a candidate. This is completely counter to your suggestion that Mr. Leza is “urged” to contact Spencer Stuart for consideration as a potential nominee. I take it from my conversations with Messrs. Previte and Ciffone that a decision has already been made with respect to Mr. Leza and, accordingly, any contact by Mr. Leza of Spencer Stuart would be a waste of time.

o	You incorrectly state that I “declined to participate in the Board’s evaluation process.” In my letter, I clearly state that, “I would be happy to meet with the Board for any such interviews they wished.”

o	You likewise incorrectly state that I “insisted (I) be given the immediate right to designate Mr. Leza and (myself) to the Exar Board.” Again, as my letter clearly states, “I would not consider withdrawing Mr. Leza as a nominee, simply to avoid a proxy contest with the incumbent Board.”

We believe you are trying to re-position the facts in preparation for our future meetings with shareholders. We note that despite your actions to retain Spencer Stuart — which we remind you is occurring well over a month after the official nomination of our candidates – the Board’s first response was not to offer us any meeting or interview, but to have your attorney, David Berger at Wilson Sonsini Goodrich & Rosati (letter dated April 5, 2005) be the initial contact between the Board and its shareholders.

We hope you will take a moment to review our correspondence, including the letter we sent you last week, so that you will have an accurate understanding of what has actually transpired.

In addition, we are surprised that you would suggest for Mr. Leza to contact Spencer Stuart. We were under the impression that it is the Board of Directors, as opposed to Spencer Stuart, that will be selecting candidates to run as management’s slate. Since you already have Mr. Leza’s biography, and since Mr. Leza has already visited once with your Nominating Committee and indicated not only his willingness, but his desire to meet with the remainder of our Company’s Board of Directors, we do not understand what is to be gained by having either Mr. Leza, or myself, interface with Spencer Stuart. We have submitted our “applications” to your committee, and accordingly, they are before you for your consideration.

On a related matter, we are curious as to when you intend to advise our Company’s stockholders on how many board seats are up for election this year. Last year’s proxy filing indicates there are two (2) seats up for election this year. However, you advised us at our meeting last month that you were not planning to seek re-election and that Mr. Werner’s term was up as of our upcoming annual meeting. It is not clear if you are stepping down and only Messrs. Previte and Werner are running, or if a replacement is being sought for your seat as well, so that there would be three (3) seats available. We believe you have an obligation to immediately provide a clear answer to our Company’s stockholders. .

One last point of clarification, our Company has stated in its press release that it is looking for candidates with “relevant industry experience.” We would appreciate it if you could explain what is met by this term. It seems inconsistent with the position taken by the Nominating Committee that it was not prepared to nominate Mr. Leza, who clearly has decades of high-tech experience. An explanation would be most helpful.

We look forward to seeing you at our next Annual Meeting of Shareholders.

Very truly yours,

GWA Investments, LLC

        By:    GWA Capital Partners, LLC

        By:    /s/ Guy W. Adams
                Guy W. Adams
                Its: Managing Member

Enclosure

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE GWA ENTITIES FROM THE STOCKHOLDERS OF EXAR CORPORATION FOR USE AT ITS ANNUAL MEETING. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON THE PARTICIPANTS IN THE SOLICITATION, IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV AND IT AND THE RELATED PROXY ARE ANTICIPATED TO BE DISSEMINATED AFTER THE RECORD DATE FOR THE ANNUAL MEETING IS SET.